EXHIBIT 99.1

Exponent Reports Second Quarter 2024 Financial Results

MENLO PARK, Calif., July 25, 2024 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter of fiscal year 2024 ended June 28, 2024.

“We are pleased with the outcomes of efforts to align our operating model with market demand, evidenced by net income growth of 14% and expanded EBITDA1 margin on a year-over-year basis. As expected, revenue growth moderated during the quarter due to ongoing headwinds in the consumer electronics and chemicals sectors, and an unusually high hurdle for year-over-year comparisons resulting from approximately 20% growth in our prior-year reactive business. Despite these challenges, our reactive business grew in the mid-single digits fueled by demand across the transportation, utilities and medical device sectors,” stated Dr. Catherine Corrigan, President and Chief Executive Officer.

“We are encouraged by the market opportunities in this era of accelerating transformation across industries, from groundbreaking technology and data applications in life sciences, to renewables and infrastructure resilience in the energy sector, and electrification and automation of transportation. Exponent remains well positioned to support our clients with vital insights for current challenges, while preparing the path for future innovations,” Dr. Corrigan continued.

Second Quarter Financial Results

Total revenues and revenues before reimbursements for the second quarter of 2024 were approximately flat at $140.5 million and increased 2% to $132.4 million, respectively, as compared to $140.2 million and $129.7 million in the second quarter of 2023.

Net income increased to $29.2 million, or $0.57 per diluted share, in the second quarter of 2024, as compared to $25.7 million, or $0.50 per diluted share, in the same period of 2023. The tax benefit for the classification of tax adjustments associated with share-based awards was $0.7 million in the second quarter of 2024 and was immaterial in the second quarter of 2023. Exponent’s consolidated tax rate was 26.3% in the second quarter of 2024, as compared to 29.0% for the same period in 2023.

EBITDA1 increased to $39.9 million, or 30.2% of revenues before reimbursements, in the second quarter of 2024, as compared to $36.8 million, or 28.4% of revenues before reimbursements in the second quarter of 2023.

Year-to-Date Financial Results

Total revenues and revenues before reimbursements for the first half of 2024 increased 2% to $285.5 million and 4% to $269.6 million, respectively, as compared to $280.5 million and $258.4 million in the same period of 2023.

Net income was $59.4 million, or $1.15 per diluted share, in the first half of 2024, as compared to $54.9 million, or $1.06 per diluted share, in the same period of 2023. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first half of 2024 was $1.7 million, as compared to $3.6 million in the first half of 2023. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 25.9% in the first half of 2024, as compared to 23.6% for the same period last year.

EBITDA1 increased to $80.1 million, or 29.7% of revenues before reimbursements, in the first half of 2024, as compared to $72.6 million, or 28.1% of revenues before reimbursements, in the first half of 2023.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.28 to be paid on September 20, 2024, and reiterated its intent to continue to pay quarterly dividends. For the first half of 2024, Exponent paid $29.8 million in dividends and closed the period with $203.3 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 84% of the Company’s revenues before reimbursements in the second quarter and first half of 2024. Revenues before reimbursements in this segment increased 4% in the second quarter and 6% in the first half, as compared to the prior year period. Growth during the quarter was driven by strong demand for Exponent's services across the transportation and energy sectors.

Exponent’s environmental and health segment represented 16% of the Company’s revenues before reimbursements in the second quarter and first half of 2023. Revenues before reimbursements in this segment decreased 4% in the second quarter and 2% in the first half, as compared to the same period in the prior year. The decline was related to ongoing headwinds in the chemicals sector.

Business Outlook

“Our ability to strategically manage resources with market demand drove 75% utilization in the first half of 2024 and significantly expanded net income and EBITDA1 margin. Considering our encouraging performance in the first half of 2024 and our outlook for the remainder of the year, we are raising full year guidance. Both our previous and updated outlook include the impact of an additional week in the fourth quarter of fiscal 2024,” stated Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the third quarter of 2024, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to be approximately flat; and,
  EBITDA1 to be 26.75% to 27.5% of revenues before reimbursements.

For the fiscal year 2024 we are raising our revenue and margin guidance. Exponent anticipates:

  Revenues before reimbursements to grow in the low to mid-single digits; and,
  EBITDA1 to be 27.5% to 28.0% of revenues before reimbursements.

“Exponent thrives in the complexity that abounds in products, technologies and regulations. In this environment of relentless innovation in safety-critical applications, we are focused on fueling the growth engines of the future through expanded capabilities, recruitment of top talent, and development of our exceptional team,” Dr. Corrigan concluded.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 25, 2024, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 2296670#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 28, 2024 and June 30, 2023
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2024	2023	2024	2023

Revenues
Revenues before reimbursements	$132,434	$129,653	$269,641	$258,358
Reimbursements	8,102	10,568	15,828	22,172

Revenues	140,536	140,221	285,469	280,530

Operating expenses
Compensation and related expenses	79,466	82,836	169,793	167,017
Other operating expenses	11,185	10,305	21,716	19,866
Reimbursable expenses	8,102	10,568	15,828	22,172
General and administrative expenses	6,039	6,637	11,675	12,480

	104,792	110,346	219,012	221,535

Operating income	35,744	29,875	66,457	58,995

Other income
Interest income, net	2,231	1,593	4,857	3,363
Miscellaneous income (expense), net	1,707	4,785	8,791	9,433
	3,938	6,378	13,648	12,796

Income before income taxes	39,682	36,253	80,105	71,791

Income taxes	10,455	10,505	20,736	16,919

Net income	$29,227	$25,748	$59,369	$54,872

Net income per share:
Basic	$0.57	$0.50	$1.16	$1.07
Diluted	$0.57	$0.50	$1.15	$1.06

Shares used in per share computations:
Basic	51,111	51,255	51,059	51,193
Diluted	51,517	51,692	51,475	51,694

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 28, 2024 and December 29, 2023
(unaudited)
(in thousands)

	June 28,	December 29,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$203,262	$187,150
Accounts receivable, net	165,870	167,360
Prepaid expenses and other assets	22,195	25,022
Total current assets	391,327	379,532
Property, equipment and leasehold improvements, net	73,025	75,318
Operating lease right-of-use asset	71,556	24,600
Goodwill	8,607	8,607
Other assets	164,662	158,720
	$709,177	$646,777

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$22,418	$22,125
Accrued payroll and employee benefits	90,728	111,773
Deferred revenues	13,775	21,709
Operating lease liability	4,903	6,302
Total current liabilities	131,824	161,909
Other liabilities	113,747	106,824
Operating lease liability	70,393	21,959
Total liabilities	315,964	290,692

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	338,734	321,448
Accumulated other comprehensive loss	(3,173)	(2,977)
Retained earnings	603,373	574,082
Treasury stock, at cost	(545,787)	(536,534)
Total stockholders' equity	393,213	356,085
	$709,177	$646,777

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Three and Six Months Ended June 28, 2024 and June 30, 2023
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2024	2023	2024	2023

Net Income	$29,227	$25,748	$59,369	$54,872

Add back (subtract):

Income taxes	10,455	10,505	20,736	16,919
Interest income, net	(2,231)	(1,593)	(4,857)	(3,363)
Depreciation and amortization	2,486	2,186	4,810	4,174

EBITDA (1)	39,937	36,846	80,058	72,602

Stock-based compensation	5,577	5,223	12,917	12,286

EBITDAS (1)	$45,514	$42,069	$92,975	$84,888

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.